PROSPECTUS
July 31, 1995

THE CALVERT FUND:
CALVERT STRATEGIC GROWTH FUND
4550 Montgomery Avenue, Bethesda, Maryland 20814

INVESTMENT OBJECTIVE

Calvert Strategic Growth Fund (the "Fund") is a nondiversified series of The Calvert Fund, an open-end management investment company. The Fund seeks maximum long-term growth primarily through investment in equity securities, consistent with the Investment Principles of the Fund as developed by its investment subadvisor. Under normal market conditions, the Fund strives to be fully invested. In a declining market, the Fund may raise cash, establish short positions, and enter into futures or options contracts or employ other defensive strategies. To the extent possible, investments are made in enterprises that make a significant contribution to our society through their products and services and through the way they do business. The Fund's social criteria apply solely to the equity and corporate debt investments of the Fund. The Fund's investments in futures and options, repurchase agreements, U.S. Treasury obligations, and defensive strategies such as short positions and precious metals are exempt from the Fund's social criteria.

WHETHER THIS FUND IS FOR YOU

This Fund employs aggressive investment strategies that have the potential for yielding high returns. However, share prices may experience substantial fluctuations so that your shares may be worth less than when you originally purchased them. Some of the techniques, such as short sales, options and futures trading, may be considered speculative and could result in higher operating expenses and a high degree of volatility. The Fund seeks long-term growth and does not attempt to maintain a balanced portfolio. Accordingly, the Fund should not be used to meet short-term financial needs.

PURCHASE INFORMATION

The Fund offers two classes of shares with different expense levels and sales charges. If you purchase Class A shares you will pay a sales charge at the time you purchase the shares ("front-end sales charge"), and the Fund pays Rule 12b-1 fees. Class C shares, which are not available through all dealers, have no front-end or back-end sales charge, but have higher expenses than Class A shares, including higher Rule 12b-1 fees. The Class you choose depends on the amount of the purchase, the length of time you expect to hold the shares, and other circumstances. See "Alternative Sales Options" for further details.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SHARES OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, AND ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. WHEN INVESTORS SELL SHARES OF THE FUND, THE VALUE MAY BE HIGHER OR LOWER THAN THE AMOUNT ORIGINALLY PAID.

TO OPEN AN ACCOUNT

Call your broker, or complete and return the enclosed Account Application. Minimum initial investment is $2,000 (may be lower for certain retirement plans).

ABOUT THIS PROSPECTUS

Please read this Prospectus for information you should know before investing, and keep it for future reference. A Statement of Additional Information for the Fund dated July 31, 1995 has been filed with the Securities and Exchange Commission and is incorporated by reference. This free Statement is available upon request from the Fund: 800-368-2748.


FUND EXPENSES
                                             Class A      Class C

A.  Shareholder Transaction Costs
    Maximum Front-End Sales Charge on        4.75%         None
    Purchases (as a percentage of offering
    price)

    Maximum Contingent Deferred Sales Charge None          None

B.  Annual Fund Operating Expenses Fiscal
    Year 1995
    (as a percentage of net assets, net of
    any applicable expense
    reimbursement/fee waiver)
    Management Fees                          1.50%         1.50%
    Rule 12b-1 Service and Distribution Fees
                                             0.25%         1.00%
    Other Expenses                           0.80%         0.95%
    Total Fund Operating Expenses            2.55%         3.45%

C. Example: You would pay the following expenses on a $1,000 investment, assuming 5% annual return:



Strategic Growth Fund         1 Year      3 Years           5 Years    10 Years
===============================================================================

Class A (assumes payment
of maximum initial sales
charge)                        $72         $123              $177        $322

Class C                        $35         $107              $182        $387

Explanation of Table: The purpose of the table is to assist you in understanding the various costs and expenses that an investor in the Fund would bear directly
(shareholder transaction costs) or indirectly (annual fund operating expenses).



A. Shareholder Transaction Costs are charges you pay when you buy or sell shares of the Fund. See "Reduced Sales Charges" at Exhibit A to see if you qualify for possible reductions in the sales charge. If you request a wire redemption of less than $1,000, you will be charged a $5 wire fee.

B. Annual Fund Operating Expenses. Management Fees are paid by the Fund to the Advisor for managing the Funds' investments and business affairs. Management fees include the subadvisory fee paid by Calvert Asset Management Company, Inc. (the "Advisor") to Portfolio Advisory Services, Inc. (the "Subadvisor"), and the administrative service fee paid to Calvert Administrative Services Company. (See "Management of the Fund.") The performance adjustment to the advisory fee may cause the Management Fees to be as high as 1.85% or as low as 1.55%, depending on the performance of the Fund. The Fund incurs Other Expenses for maintaining shareholder records, furnishing shareholder statements and reports, and other services. Management Fees and Other Expenses have already been reflected in the Fund's daily share price and are not charged directly to individual shareholder accounts. Please refer to "Management of the Fund" for further information. The Advisor may voluntarily defer fees or assume expenses of the Fund. For the fiscal period ended March 31, 1995, the Investment Advisor reimbursed a portion of the expenses of Class A and Class C shares of Calvert Strategic Growth Fund. If the Advisor had not made such reimbursements, the annualized expenses of Class A and Class C shares of the Fund, respectively, as a percentage of average daily net assets would have been: Management Fees, 1.70% and 1.70%; Other Expenses, 0.91% and 0.95%, and Total Fund Operating Expenses of 2.86% and 3.65%. The Investment Advisory Agreement provides that the Advisor may, to the extent permitted by law, later recapture any fees it deferred or expenses it assumed during the two prior years.

The Fund's Rule 12b-1 fees include an asset-based sales charge. Thus, it is possible that long-term shareholders in the Fund may pay more in total sales charges than the economic equivalent of the maximum front-end sales charge permitted by rules of the National Association of Securities Dealers, Inc. Please see "Alternative Sales Options" for information on Rule 12b-1 fees for each class.

C. Example of Expenses. The example, which is hypothetical, should not be considered a representation of past or future expenses. Actual expenses and return may be higher or lower than those shown.

FINANCIAL HIGHLIGHTS

The following table provides information about the financial history of the Fund's Class A and C shares. It expresses the information in terms of a single share outstanding for the Fund throughout each period. The table has been audited by Coopers & Lybrand L.L.P., independent accountants, whose report is included in the Annual Report to Shareholders of the Fund. The table should be read in conjunction with the financial statements and their related notes. The current Annual Report to Shareholders is incorporated by reference into the Statement of Additional Information.


                                                         Class A Shares
                                                         From Inception (May 5,
                                                         1994) To March 31, 1995


Net asset value, beginning of period                       $15.00
Income from investment operations
Net investment income                                      .20
Net realized and unrealized gain (loss) on investments
                                                           2.21
Total from investment operations                           2.41
Distributions to shareholders
Dividends from net investment income                       (.04)
Distribution from net realized gains                       (.41)
Total distributions                                        (.45)
Total<F1> increase (decrease) in net asset value           1.96
Net asset value, end of period                             $16.96
Total return<F1>                                           16.08%
Ratio of expenses to average net assets                    2.55%(a)
Ratio of net investment income to average net assets
                                                           1.47%(a)
Increase reflected in above net investment income ratios
due to expense reimbursement                               .31%(a)
Portfolio turnover                                         480%
Net assets, end of period                                  $107,004,356
Number of shares outstanding at end of period (in
thousands)                                                 6,310

<F1>Total return does not reflect  deduction of Class A front-end sales charges.
Total return prior to 1989 is not audited. (a) Annualized


                                                         Class C Shares
                                                         From Inception (May 5,
                                                         1994) To March 31, 1995


Net asset value, beginning of period                       $15.00
Income from investment operations
Net investment income                                      .12
Net realized and unrealized gain (loss) on investments
                                                           2.18
Total from investment operations                           2.30
Distributions to shareholders
Dividends from net investment income                       (.03)
Distribution from net realized gains                       (.41)
Total distributions                                        (.44)
Total<F1> increase (decrease) in net asset value           1.86
Net asset value, end of period                             $16.86
Total return<F1>                                           15.32%
Ratio of expenses to average net assets                    3.45%(a)
Ratio of net investment income to average net assets
                                                           .83%(a)
Increase reflected in above net investment income ratios
due to expense reimbursement                               .20%(a)
Portfolio turnover                                         480%
Net assets, end of period                                  $19,777,660
Number of shares outstanding at end of period (in
thousands)                                                 1,173


<F1>Total return does not reflect  deduction of Class A front-end sales charges.
Total return prior to 1989 is not audited. (a) Annualized



INVESTMENT OBJECTIVE AND POLICIES

Under normal circumstances, the Fund will invest at least 65% of its assets in equity securities.

The Fund seeks maximum long-term growth through investments primarily in the equity securities of companies that have little or no debt, high relative strength and substantial management ownership. The Fund considers issuers of all sizes, industries, and geographic markets, and does not seek interest income or dividends. In selecting equity investments, the Fund focuses on individual companies by screening over seven thousand stocks traded on all major U.S. stock exchanges in addition to stocks traded on the NASDAQ National Market System. The Fund invests primarily in common stocks traded in the U.S. securities markets, including American Depositary Receipts (ADRs). While the Fund does not presently invest in foreign securities, it may do so in the future. By applying proprietary stock selection criteria, the Fund identifies suitable investments to buy or sell short. The Fund may invest in securities other than equities including, but not limited to, convertible securities, preferred stocks, bonds, notes and other debt securities. The Fund may hold cash or cash equivalents for temporary defensive purposes or to enable it to take advantage of buying opportunities. The Fund may engage in certain options and futures transactions as part of its investment strategy and may invest in precious metals. (See "Investment Techniques and Risks.") There is, of course, no assurance that the Fund will be successful in meeting its objective. The Fund's investment objective is not fundamental and may be changed without shareholder approval. Small Cap Issuers

Among the companies identified for investment may be some small cap issuers. The securities of small cap issuers may be less actively traded than the securities of larger issuers, and they accordingly will not usually participate in market rallies to the same extent as more widely-known securities. There is also somewhat less readily available information concerning these securities. The issuers of these securities tend to have a relatively higher percentage of insider ownership.

The Fund may invest in investment-grade and noninvestment-grade debt obligations

Although the Fund invests primarily in equity securities, it may invest up to 35% of its assets in debt securities, excluding money market instruments. These debt securities may consist of investment-grade and noninvestment-grade obligations. Investment-grade obligations are those which, at the date of investment, are rated within the four highest grades established by Moody's Investors Services, Inc. (Aaa, Aa, A, or Baa) or by Standard and Poor's Corporation (AAA, AA, A, or BBB), or, if unrated, determined by the Advisor to be of equivalent credit quality. Though still investment grade, securities rated BBB/Baa possess certain speculative elements and are generally more susceptible to changing market conditions. Noninvestment-grade (high-yield/high-risk, or junk bond) securities are those rated below Baa or BBB, or unrated obligations that the investment subadvisor has determined are not investment-grade; such securities have speculative characteristics. The Fund will not buy debt securities rated lower than C.

Noninvestment-grade debt obligations involve greater risks than investment-grade debt obligations

Noninvestment-grade securities tend to be less sensitive to interest rate changes than higher-rated investments, but are more sensitive to adverse economic changes and individual corporate developments. This may affect the issuer's ability to make principal and interest payments on the debt obligation. There is also a greater risk of price declines due to changes in the issuer's creditworthiness. Because the market for lower-rated securities may be less active ("thinner") than for higher-rated securities, it may be difficult for the Fund to sell the securities. Because of a lack of objective data, a thinly-traded market may make it difficult to value the securities, so that the Board of Trustees may have to exercise its judgment in assigning a value. See the Appendix in the Statement of Additional Information for more information on bond ratings.

INVESTMENT PRINCIPLES

Market Principles

The Fund employs an econometric forecasting model called the "Five Market Principles," developed by the Subadvisor. This model consists of contrarian indicators, long- and short-term momentum factors, fundamental value, monetary policy, and smart money activity. The degree to which these principles are, on balance, positive or negative, determines the extent to which the Fund would commit funds to individual equity positions or initiate defensive strategies. Contrarian principle

The contrarian principle contains "psychological" indicators that track the level of optimism among traders. Elements include the put/call ratio (gauging the sentiment of speculative option traders), put/call premium spread (monitoring the spread between the relative time premium of puts or calls), advisory sentiment (tracking the proportion of bullish versus bearish stock market advisory services), mutual fund cash ratio (cash and cash equivalents held in mutual funds divided by total assets of the funds), individual investor sentiment (measured by following the weekly poll by the American Association of Individual Investors), and short interest ratio (an indication of existing sentiment and potential buying power, calculated by dividing the total short sales on the New York Stock Exchange ("NYSE") by the NYSE's average daily trading volume for the relevant period).

Fundamental value

Fundamental value measures the valuation of stock prices relative to historical standards, as well as the supply of stock outstanding. Its elements include stock offerings (excessive amounts of new offerings can lead to oversupply and a market downturn), stock buybacks (excessive amounts indicate a bullish market), dividend yields (as compared with the S&P 500 Index), and price/earnings ratio (an indicator of a stock's value, calculated by dividing a stock's current price by earnings per share over the last twelve months).

Monetary policy

Monetary policy examines behavior in credit markets for shifts in the Federal Reserve Board's policy on interest rates, which influence stock prices. Elements of this principle include the discount rate index (what the Federal Reserve Board charges its member banks for direct loans, a change in rate indicating a shift in monetary policy), discount rate/Treasury-bill spread (a sensitive intermediate-term indicator, computed by subtracting the current 90-day Treasury bill yield from the Federal Reserve Board Discount Rate), M2 money supply (the total of all money held by the public - indirectly controlled by the Federal Reserve Board and a good indicator for the stock market), free reserves (the measure of liquidity within the U.S. banking system, liquidity indicating availability of money for financial growth), and yield curve (a graphic representation of the different yields among debt instruments of varying maturities).

Momentum

Momentum measures the stock market's internal strength, monitored on a real-time basis. Indicators include the weekly advance/decline line (a measure of total market performance, calculated by subtracting the total number of NYSE issues advancing in price for the week versus those declining), absolute market strength (gauged by following the relative strength of the NASDAQ Composite and the NYSE's weekly advance/decline line versus the Dow Jones Industrials), the McClellan oscillator (short-term market momentum indicator), the summation index (to confirm intermediate-term moves in the market), the moving average convergence/divergence (indicates swings in the market), and the high low logic index (a forecaster of market tops and bottoms, indicating bullishness when there is internal uniformity in the market).
Smart money trades

Smart money trades measure the level of optimism among traders. Pieces of this measure include the behavior of company insiders (heavy insider buying generally demonstrating a stock that will outperform the market), the member activity index (measuring trading activity by all members of the NYSE other than specialists and floor traders, infrequent massive buying indicating a bullish market), the specialist/public short ratio (greater volume of shorting relative to the public short generally indicating a decline in prices), and money flow (tracking "smart money" trades in the last hour versus "irrational" trading in the first hour).

INVESTMENT TECHNIQUES AND RISKS

Risks

Many of the investment techniques used by the Fund are aggressive, and may involve higher levels of risk than found in funds not employing these techniques. Some of the techniques, such as short sales, options and futures trading, and investment in high-yield/high-risk securities may be considered speculative and could result in higher operating expenses.

Temporary defensive positions

Under normal market conditions the Fund strives to be fully invested in securities. However, for temporary defensive purposes -- which may include a lack of adequate purchase candidates or an unfavorable market environment -- the Fund may invest up to 100% of its assets in cash or cash equivalents. Cash equivalents include instruments such as, but not limited to, U.S. government and agency obligations, certificates of deposit, bankers' acceptances, time deposits, commercial paper, short-term corporate debt securities and repurchase agreements.

The Fund may use options and futures

The Fund may use options and futures contracts to increase or decrease its exposure to changing security prices, interest rates, or other factors that affect security values. These techniques may involve derivative transactions such as buying and selling options and futures contracts and leveraged notes, entering into swap agreements, and purchasing indexed securities. The Fund can use these practices either as substitution for an allowable security or as protection against an adverse move in the Fund to adjust the risk and return characteristics of the Fund. The Subadvisor will make decisions whether to invest in these instruments based on market conditions, regulatory limits and tax considerations. If the Subadvisor judges market conditions incorrectly or employs a strategy that does not correlate well with the Fund's investments, or if the counterparty to the transaction does not perform as promised, these techniques could result in a loss. These techniques may increase the volatility of the Fund and may involve a small investment of cash relative to the magnitude of the risk assumed. Any instruments determined to be illiquid are subject to the Fund's limitation on illiquid securities. See below and the Statement of Additional Information for more details about these strategies.

The Fund may use options and futures as defensive strategies

The Fund may attempt to reduce the overall risk of its investments by using options and futures contracts. The Subadvisor will make decisions whether to invest in these instruments based on market conditions, regulatory limits and tax considerations. See the Statement of Additional Information for more detail about these strategies.

Risk Factors

There can be no assurance that engaging in options, futures, or any other investment strategy will be successful. While defensive strategies are designed to protect the Fund from potential declines, if the Subadvisor misgauges market values or other economic factors, the Fund may be worse off than had it not employed the defensive strategy. While the Subadvisor attempts to determine price movements and thereby prevent declines in the value of portfolio holdings, there is a risk of imperfect or no correlation between price movements of portfolio investments and instruments used as part of an investment strategy, so that a loss may be incurred. While such strategies can reduce the risk of loss, they can also reduce the opportunity for gain since they offset favorable price movements. The use of these strategies may result in a disadvantage to the Fund if the Fund is not able to purchase or sell a portfolio holding at an optimal time due to the need to cover its transaction in its segregated account, or due to the inability of the Fund to liquidate its position because of its relative illiquidity.

Repurchase agreements

Repurchase agreements are arrangements under which the Fund buys securities and the seller simultaneously agrees to repurchase the securities at a specified time and price. The Fund may engage in repurchase agreements to earn a higher rate of return than it could earn simply by investing in the obligation which is the subject of the repurchase agreement. The Fund will only engage in repurchase agreements with recognized securities dealers and banks determined to present minimal credit risk by the Advisor under the direction and supervision of the Fund's Board of Trustees. In addition, the Fund will only engage in repurchase agreements reasonably designed to secure fully during the term of the agreement the seller's obligation to repurchase the underlying security and will monitor the market value of the underlying security during the term of the agreement. If the seller defaults on its obligation to repurchase and the value of the underlying security declines, the Fund may incur a loss and may incur expenses in selling the underlying security. Repurchase agreements are always for periods of less than one year, and are considered illiquid if not terminable within seven days.
Short sales

The Fund may establish short positions in an attempt to protect against market declines, and will choose from among securities that are fully listed on a national securities exchange (unless otherwise allowed by law). The Fund establishes a short position by selling a security it does not own and makes delivery by borrowing the security it sold. It then repays the lender of the securities by covering its purchase in the marketplace, ideally at a lower price than that for which it sold the securities, thereby taking advantage of declining values. Conversely, if the price of the security goes up after the Fund establishes its short position, it will lose money. The Fund may hold up to 25% of its assets in short positions, and will not normally sell short more than 2% of a class of securities of any issuer or 2% of the Fund's net assets, whichever is less. These restrictions may change to reflect amendments to the law.

Funds for short-sale transactions (other than those for which the Fund already owns a long position, or "sales against the box") are maintained in a segregated account with the Fund's custodian. In that account the Fund attempts to maintain, on a daily basis, liquid assets (such as cash, U.S. government securities or other high-grade debt obligations) in an amount sufficient to cover the current value of the securities to be replaced as well as any dividends, interest and/or transaction costs due to the broker upon completion of the transaction. In determining the amount to be held in the segregated account, the securities that have been sold short are marked to market daily. To the extent the market price of the security increases, additional assets will be put into the segregated account to ensure adequate reserves.

PORTFOLIO TURNOVER

The Fund's investment strategy causes it to have a relatively high portfolio turnover compared to other funds. All else being equal, a fund with a higher turnover may incur higher transaction costs. In addition, the realization of gains in a high turnover fund may subject a shareholder to capital gains taxes for unsold shares, whereas, unrealized gains are not subject to taxation until a shareholder sells the Fund shares. See (Dividends and Taxes) in the Prospectus and (Fund Transactions) in the Statement of Additional Information.

The Fund may lend its portfolio securities

The Fund may lend its portfolio securities to member firms of the New York Stock Exchange and commercial banks with assets of one billion dollars or more, provided the value of the securities loaned from the Fund will not exceed one-third of the Fund's assets. Loans must be secured continuously in the form of cash or cash equivalents such as U.S. Treasury bills; the amount of the collateral must on a current basis equal or exceed the market value of the loaned securities, and the Fund must be able to terminate such loans upon notice at any time. The Fund will exercise its right to terminate a securities loan in order to preserve its right to vote upon matters of importance affecting holders of the securities.

The advantage of such loans is that the Fund continues to receive the equivalent of the interest earned or dividends paid by the issuers on the loaned securities while at the same time earning interest on the cash or equivalent collateral which may be invested in accordance with the Fund's investment objective, policies and restrictions.

Securities loans are usually made to broker-dealers and other financial institutions to facilitate their delivery of such securities. As with any extension of credit, there may be risks of delay in recovery and possibly loss of rights in the loaned securities should the borrower of the loaned securities fail financially. However, the Fund will make loans of its portfolio securities only to those firms the Advisor or Subadvisor deems creditworthy and only on such terms the Advisor or Subadvisor believes should compensate for such risk. On termination of the loan the borrower is obligated to return the securities to the Fund. The Fund will realize any gain or loss in the market value of the securities during the loan period. The Fund may pay reasonable custodial fees in connection with the loan.

High Social Impact Investments

The Fund has adopted a nonfundamental policy that permits it to invest up to three percent of its assets in investments in securities that offer a rate of return below the then-prevailing market rate and that present attractive opportunities for furthering the Fund's social criteria ("High Social Impact Investments"). The percentage of assets in these securities will be based on the aggregate cumulative value at the time of the respective acquisitions of those securities currently held by the Fund. These securities are typically illiquid and unrated and are generally considered noninvestment-grade debt securities, which involve a greater risk of default or price decline than investment-grade securities. Through diversification, credit analysis and limited maturity, investment risk can be reduced, although there can be no assurance that losses will not occur.

SOCIAL SCREENS

The Fund carefully reviews company policies and behavior regarding social issues important to quality of life:

Once equity and debt securities are determined to fall within the investment objective of the Fund and are deemed financially viable investments, they are screened according to the social criteria described below. These social screens are applied to potential investment candidates by the Advisor in consultation with the Subadvisor. However, the Fund may invest in futures and options, repurchase agreements, U.S. Treasury obligations, and short positions and commodities such purposes, such as short positions, options and futures contracts,as precious metals without regard to the social criteria.

-Environment

-Weapons Systems

-Employee Relations

-Product Criteria

The following criteria may be changed by the Fund's Board of Trustees without shareholder approval:

(1) The Fund avoids investing in companies that, in the Advisor's opinion, have significant or historical patterns of violating environmental regulations, or otherwise have an egregious environmental record. Additionally, the Fund will avoid investing in nuclear power plant operators and owners, or manufacturers of key components in the nuclear power process.

(2) The Fund will not invest in companies that are listed among the top 100 weapons systems contractors, or major nuclear weapons systems contractors.

(3) The Fund will not invest in companies that, in the Advisor's opinion, have significant or historical patterns of discrimination against employees on the basis of race, gender, religion, age, disability or sexual orientation, or in companies that have major labor-management disputes.

(4) The Fund will not invest in companies that are significantly involved in the manufacture of tobacco or alcohol products. The Fund will not invest in companies that make products or offer services that, under proper use, in the Advisor's opinion, are considered harmful.

While  the  Fund  may  invest  in  companies   that  exhibit   positive   social
characteristics, it makes no explicit claims to seek out companies with such practices.

Additional policies and restrictions

The Fund's Statement of Additional Information describes additional policies and restrictions concerning the portfolio investments of the Fund.

TOTAL RETURN

The Fund may advertise total return for each class. Total return is based on historical results and is not intended to indicate future performance.

Total return is calculated separately for each class. It includes not only the effect of income dividends but also any change in net asset value, or principal amount, during the stated period. The total return of a class shows its overall change in value, including changes in share price and assuming all of the class's dividends and capital gain distributions are reinvested. A cumulative total return reflects the performance of the class over a stated period of time. An average annual total return reflects the hypothetical annual compounded return that would have produced the same cumulative total return if the performance had been constant over the entire period. Because average annual returns tend to smooth out variations in the returns, you should recognize that they are not the same as actual year-by-year results. Both types of total return usually will include the effect of paying the maximum front-end sales charge in the case of Class A shares. Of course, total returns will be higher if sales charges are not taken into account. Quotations of "overall return" do not reflect deduction of the sales charge. You should consider overall return figures only if you qualify for a reduced sales charge, or for purposes of comparison with comparable figures which also do not reflect a sales charge, such as mutual fund averages compiled by Lipper Analytical Services, Inc. ("Lipper"). Further information about the Fund's performance is contained in its Annual Report to Shareholders, which may be obtained without charge.

MANAGEMENT OF THE FUND

The Board of Trustees supervises the Fund's activities and reviews its contracts with companies that provide it with services.

The Fund is a series of The Calvert Fund (the "Trust"), an open-end management investment company organized as a Massachusetts business trust on March 15, 1982. The other series of the Trust are Calvert U.S. GovernmentFund and Calvert Income Fund.

The Trust is not required to hold annual shareholder meetings, but special meetings may be called for purposes such as electing or removing Trustees, changing fundamental policies, or approving a management contract. As a shareholder, you receive one vote for each share of the Fund you own, except that matters affecting classes differently, such as Distribution Plans, will be voted on separately by class.

Calvert Asset Management serves as Advisor to the Fund.

Calvert Asset Management Company, Inc. ("CAM" or the "Advisor") is the Fund's investment advisor. The Advisor provides the Fund with investment supervision and management, administrative services and office space; furnishes executive and other personnel to the Fund; and pays the salaries and fees of all Trustees who are affiliated persons of the Advisor. The Advisor may also assume and pay certain advertising and promotional expenses of the Fund and reserves the right to compensate broker-dealers in return for their promotional or administrative services. The Fund pays all other operating expenses as noted in the Statement of Additional Information. For its services during the period from inception (May 5, 1994) through March 31, 1995, the Advisor was entitled to receive, pursuant to the Investment Advisory Agreement, a fee of 1.70% for both Class A and Class C. However, due to expense limitations and reimbursements, The Advisor received a fee of 1.50% from both Class A and Class C.

The Advisor serves as investment advisor to seven other registered investment companies in the Calvert Group of Funds: First Variable Rate Fund for Government Income; Calvert Tax-Free Reserves; Calvert Cash Reserves (doing business as Money Management Plus); Calvert Social Investment Fund; Calvert Municipal Fund, Inc.; Calvert World Values Fund, Inc.; and Acacia Capital Corporation, a registered investment company whose shares are sold to insurance companies to fund the benefits under certain variable annuity and variable life insurance policies.

Calvert Group is one of the largest investment management firms in the Washington, D.C. area.

Calvert Group, Ltd., parent of the Fund's investment advisor, transfer agent, and distributor, is a subsidiary of Acacia Mutual Life Insurance Company of Washington, D.C. Calvert Group is one of the largest investment management firms in the Washington, D.C. area. Calvert Group, Ltd. and its subsidiaries are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814. As of December 31, 1994, Calvert Group managed and administered assets in excess of $4.2 billion and more than 200,000 shareholder and depositor accounts.

The Advisor receives a fee based on a percentage of the Fund's assets and the Fund's performance. From this it pays the Subadvisor.

The Investment Advisory Agreement between the Fund and the Advisor provides that the Advisor is entitled to a base annual fee, payable monthly, of 1.50% of the Fund's average daily net assets. The Advisor may earn (or have its base fee reduced by) a performance adjustment based on the extent to which performance of the Fund exceeds or trails the Russell 2000 Index:

         Performance versus the                      Performance Fee
         Russell 2000 Index                          Adjustment

         30% to lesss than 60%                       0.05%
         60% to less than 90%                        0.10%
         90% or more                                 0.15%

The Advisor may in its discretion defer its fees or assume the Fund's operating expenses. The Investment Advisory Agreement provides that the Advisor may, to the extent permitted by law, recapture any fees it defers or expenses it assumes through December 31, 1996. The Advisor has until December 31, 1998 to recapture fees deferred or expenses reimbursed during the previous two-year period.

Portfolio Advisory Services, Inc. is the Fund's Subadvisor.

Portfolio Advisory Services, Inc. (PASI or the Subadvisor) is the investment subadvisor to the Fund. Its principal business office is 811 Wilshire Boulevard, Suite 810, Los Angeles, California, 90017. The Subadvisor manages the investment and reinvestment of the assets of the Fund, although the Advisor may screen potential investments for compatibility with the Fund's social criteria. The Advisor will continuously monitor and evaluate the performance and investment style of the Subadvisor.
Portfolio Manager

Portfolio manager for the Calvert Strategic Growth Fund is Cedd Moses, Director and Chief Executive Officer of PASI, and PASI's principal shareholder. Mr. Moses earned a Bachelor of Science in Mechanical Engineering from UCLA in 1982, and subsequently worked with several securities firms before joining PASI in 1988. While Mr. Moses has substantial securities analysis experience as an investment advisor for privately-managed accounts, he has not previously advised a mutual fund portfolio. As of March 31, 1995 PASI managed in excess of $400 million, including mutual fund assets.

The Investment Subadvisory Agreement between the Advisor and the Subadvisor provides that the Subadvisor is entitled to a base Subadvisory fee of 0.95% of the Fund's average daily net assets managed by the Subadvisor. The Subadvisor may earn (or have its base fee reduced by) a performance adjustment based on the extent to which performance of the Fund exceeds or trails the Russell 2000
Index:
         Performance versus the                      Performance
         Russell 2000 Index                          Fee Adjustment

         30% to less than 60%                        0.025%
         60% to less than 90%                        0.050%
         90% or more                                 0.075%

The Subadvisor's fee is paid by the Advisor out of the fee the Advisor receives from the Fund.

Calvert Administrative Services Company provides administrative services for the Fund.

Calvert Administrative Services Company ("CASC"), an affiliate of the Advisor, has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs, including the preparation of regulatory filings and shareholder reports, the daily determination of its net asset value per share and dividends, and the maintenance of its portfolio and general accounting records. For providing such services, CASC receives an annual fee from the Fund, payable monthly, of 0.20% of the Fund's average daily net assets. Calvert Distributors, Inc. serves as underwriter to market the Fund's shares.

Calvert Distributors, Inc. (CDI) is the Fund's principal underwriter and distributor. Under the terms of its underwriting agreement with the Fund, CDI, markets and distributes the Fund's shares and is responsible for payment of commissions and service fees to broker-dealers, banks, and financial services firms, preparation of advertising and sales literature, and printing and mailing of prospectuses to prospective investors.

The transfer agent keeps your account records.

Calvert Shareholder Services, Inc. is the Fund's transfer, dividend disbursing and shareholder servicing agent.

SHAREHOLDER GUIDE

Opening An Account

You can buy shares of the Fund in several ways.

An account application should accompany this prospectus. A completed and signed application is required for each new account you open, regardless of the method you choose for making your initial investment. Additional forms may be required from corporations, associations, and certain fiduciaries. If you have any questions or need extra applications, call your broker, or Calvert Group at 800-368-2748. Be sure to specify which class you wish to purchase.

To invest in any of Calvert's tax-deferred retirement plans, please call Calvert
Group  at  800-368-2748  to  receive   information  and  the  required  separate
application.

Alternative Sales Options

The Fund offers two classes of shares:

Class A Shares - Front End Load Option

Class A shares are sold with a front-end sales charge at the time of purchase. Class A shares are not subject to a sales charge when they are redeemed.

Class C shares - Level Load Option

Class C shares are sold without a sales charge at the time of purchase or redemption.

Class C shares have higher expenses than Class A shares

The Fund bears some of the costs of selling its shares under Distribution Plans adopted with respect to its Class A and Class C shares pursuant to Rule 12b-1 under the 1940 Act. Payments under the Class A Distribution Plan are limited to 0.35% annually of the average daily net asset value of Class A shares. The Class C Distribution Plan provides for the payment of an annual distribution fee to CSC of up to 0.75%, plus a service fee of up to 0.25%, for a total of 1.00% of the average daily net assets.

Considerations for deciding which class of shares to buy

Income distributions for Class A shares will probably be higher than those for Class C shares, as a result of the distribution expenses described above. (See also "Total Return.") You should consider Class A shares if you qualify for a reduced sales charge under Class A. Class A shares may also be more appropriate for larger accounts or if you plan to hold the shares for several years. Class C shares are not available for investments of $1 million or more.

Class A Shares

Class A shares are offered at net asset value plus a front-end sales charge as follows:
                                                               Concession to
                                                               Dealers as a %
                            As a % of         As a % of Net    of Amount
                            Offering Price    Amount Invested  Invested
  Amount of Investment
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 Less than $50,000                  4.75%             4.99%       4.00%
 $50,000 but less than $100,000     3.75%             3.90%       3.00%
 $100,000 but less than $250,000    2.75%             2.83%       2.25%
 $250,000 but less than $500,000    1.75%             1.78%       1.25%
 $500,000 but less than $1,000,000  1.00%             1.01%       0.80%
 $1,000,000 and over                0.00%             0.00%       0.25%*


*For new investments (new purchases but not exchanges) of $1 million or more a broker-dealer will have the choice of being paid a finder's fee CDI in one of the following methods: (1) CDI may pay broker-dealers, on a monthly basis for 12 months, an annual rate of 0.30%. Payments will be made monthly at the rate of 0.025% of the amount of the investment, less redemptions; or (2) CDI may pay broker-dealers 0.25% of the amount of the purchase; however, CDI reserves the right to recoup any portion of the amount paid to the dealer if the investor redeems some or all of the shares from the Fund within thirteen months of the time of purchase.

Sales charges on Class A shares may be reduced or eliminated in certain cases. See Exhibit A to this prospectus.

The sales charge is paid to CDI which in turn normally reallows a portion to your broker-dealer. Upon written notice to broker-dealers with which it has selling agreements, CDI may reallow up to the full applicable sales charge. Broker-dealers to which substantially the entire sales charge is reallowed may be deemed to be underwriters under the Securities Act of 1933.

In addition to any sales charge reallowance or finder's fee, your broker-dealer, or other financial service firm through which your account is held, currently will be paid periodic service fees at an annual rate of up to 0.25% of the average daily net asset value of Class A shares held in accounts maintained by that firm.

Class A Distribution Plan

The Fund has adopted a Distribution Plan with respect to its Class A shares (the "Class A Distribution Plan"), which provides for payments at a maximum annual rate of 0.35% of the average daily net asset value of Class A shares, to pay expenses associated with the distribution and servicing of Class A shares. Amounts paid by the Fund to CDI under the Class A Distribution Plan are used to pay to broker-dealers and others, including CDI salespersons who service accounts, service fees at an annual rate of up to 0.25% of the average daily net asset value of Class A shares, and to pay CDI for its marketing and distribution expenses, including, but not limited to, preparation of advertising and sales literature and the printing and mailing of prospectuses to prospective investors. Calvert Strategic Fund paid Class A Distribution Plan expenses of 0.25% of average net assets.

Class C Shares

Class C shares are not available through all broker-dealers. Class C shares are offered at net asset value, without a front-end sales charge or a contingent deferred sales charge. Class C expenses are higher than those of Class A.

Class C Distribution Plan

The Fund has adopted a Distribution Plan with respect to its Class C shares (the "Class C Distribution Plan"), which provides for payments at an annual rate of up to 1.00% of the average daily net asset value of Class C shares, to pay expenses of the distribution and servicing of Class C shares. Amounts paid by the Fund under the Class C Distribution Plan are currently used by CDI to pay broker-dealers and other selling firms dealer-paid quarterly compensation at an annual rate of up to 0.75%, plus a service fee, as described above under "Class A Distribution Plan," of up to 0.25%, of the average daily net asset value of each share sold by such others. For the period from inception (May 5, 1994) through March 31, 1995, the Class C Distribution Plan expenses for Calvert Strategic Growth Fund were 0.95% of average net assets, respectively.

Arrangements with Broker-Dealers and Others

CDI may also pay additional concessions, including non-cash promotional incentives, such as merchandise or trips, to dealers employing registered representatives who have sold or are expected to sell a minimum dollar amount of shares of the Fund and/or shares of other Funds underwritten by CDI may make expense reimbursements for special training of a broker-dealer's registered representatives, advertising or equipment, or to defray the expenses of sales contests. Eligible marketing and distribution expenses may be paid pursuant to the Fund's Rule 12b-1 Distribution Plan.

Broker-dealers or others may receive different levels of compensation depending on which class of shares they sell. Payments pursuant to a Distribution Plan are included in the operating expenses of the class.

HOW TO BUY SHARES
(BE SURE TO SPECIFY WHICH CLASS YOU ARE BUYING)

Method        New Accounts                  Additional
                                            Investments

By Mail       $2,000 minimum                $250 minimum

              Please make your check        Please make your check payable to
              payable to the Fund and       the Fund and mail it with your
              mail it with your             investment slip to:
              application to:

              Calvert Group                 Calvert Group
              P.O. Box 419544               P.O. Box 419739
              Kansas City, MO 64141-6544    Kansas City, MO 64141-6739

By Registered, Certified, or Overnight Mail: Calvert Group
                                             c/o NFDS, 6th Floor
                                             1004 Baltimore
                                             Kansas City, MO 64105-1807
Through
Your Broker              $2,000 minimum               $250 minimum

At the Calvert           Visit the Calvert Branch Office to make investments by
Branch Office            check. See the back cover page for the address.

FOR ALL OPTIONS BELOW, PLEASE CALL YOUR BROKER OR CALVERT GROUP AT 800-368-2745

By Exchange              $2,000 minimum               $250 minimum
(From your account in another Calvert Group fund)

When opening an account by exchange, your new account must be established with the same name(s), address and taxpayer identification number as your existing Calvert account.

By Bank Wire             $2,000 minimum               $250 minimum

By Calvert Money         Not Available                $50 minimum
Controller*              for Initial Investment

*Please allow sufficient time for Calvert Group to process your initial request for this service, normally 10 business days. The maximum transaction amount is $300,000, and your purchase request must be received by 4:00 p.m. Eastern time.

NET ASSET VALUE

Net asset value, or "NAV," refers to the worth of one share of the Fund. NAV is computed by adding the value of all portfolio holdings, plus other assets, deducting liabilities and then dividing the result by the number of shares outstanding. This value is calculated at the close of the Fund's business day, which coincides with the closing of the regular session of the New York Stock Exchange (normally 4:00 p.m. Eastern time). The Fund is open for business each day the New York Stock Exchange is open. All purchases of Fund shares will be confirmed and credited to your account in full and fractional shares (rounded to the nearest 1/1000th of a share).

Fund securities and other assets are valued based on market quotations, except that securities maturing within 60 days are valued at amortized cost. If quotations are not available, securities are valued by a method that the Board of Trustees believes accurately reflects fair value. Financial futures are valued at the settlement price established each day by the board of trade or exchange on which they are traded.

WHEN YOUR ACCOUNT WILL BE CREDITED

Before you buy shares, please read the following information to make sure your investment is accepted and credited properly.

Your purchase will be processed at the next offering price based on the next net asset value calculated after your order is received and accepted. If your purchase is made by federal funds wire, or exchange, and is received by 4:00 p.m. (Eastern time), your account will be credited on the day of receipt. If your purchase is received after 4:00 p.m. Eastern time, it will be credited the next business day. All your purchases must be made in U.S. dollars and checks must be drawn on U.S. banks. No cash will be accepted. The Fund reserves the right to suspend the offering of shares for a period of time or to reject any specific purchase order. If your check does not clear, your purchase will be cancelled and you will be charged a $10 fee plus costs incurred by the Fund. When you purchase by check or with Calvert Money Controller, the Fund may hold payment on redemptions until it is reasonably satisfied that the investment is collected (normally up to 10 business days from purchase date). To avoid this collection period, you can wire federal funds from your bank, which may charge you a fee.

Certain financial institutions or broker-dealers which have entered into a sales agreement with the Distributor may enter confirmed purchase orders on behalf of customers by phone, with payment to follow within a number of days of the order as specified by the program. If payment is not received in the time specified, the financial institution could be held liable for resulting fees or losses.

EXCHANGES

You may exchange shares of the Fund for shares of the same class of other Calvert Group Funds.

If your investment goals change, the Calvert Group Family of Funds has a variety of investment alternatives that includes common stock funds, tax-exempt and corporate bond funds, and money market funds. The exchange privilege is a convenient way to buy shares in other Calvert Group Funds in order to respond to changes in your goals or in market conditions. However, the Fund is intended as a long-term investment and not for frequent short-term trades. Before you make an exchange from a Fund, please note the following:

Call your broker or a Calvert representative for information and a prospectus for any of Calvert's other Funds registered in your state. Read the prospectus of the Fund into which you want to exchange for relevant information, including class offerings. The exchange privilege is only available in states where shares of the Fund into which you want to exchange are registered for sale.

Shares of a particular class of the Fund may be exchanged only for shares of the same class of another Calvert Fund, except that any class may be exchanged for shares of any money market fund.

Each exchange represents the sale of shares of one Fund and the purchase of shares of another. Therefore, you could realize a taxable gain or loss on the transaction.

Complete and sign an application for an account in the Fund into which you want to invest, taking care to register your new account in the same name and taxpayer identification number as your existing Calvert account(s). Exchange instructions may then be given by telephone if you have not declined telephone transaction privileges and the shares are not in certificate form. See (Selling Your Shares" and "How to Sell Your Shares-- By Telephone, and--By Exchange to Another Calvert Group Fund.)

Shares on which you have already paid a sales charge at Calvert Group and shares acquired by reinvestment of dividends or distributions may be exchanged into another Fund at no additional charge.

Shareholders (and those managing multiple accounts) who make two purchases and two exchange redemptions of shares of the same Fund during any 6-month period will be given written notice that they may be prohibited from making additional investments. This policy does not prohibit a shareholder from redeeming shares of the Fund, and does not apply to trades solely among money market funds.

The Fund reserves the right to terminate or modify the exchange privilege in the future upon 60 days' written notice.

OTHER CALVERT GROUP SERVICES

Calvert Information Network

24 hour performance and price information

Calvert Group has a round-the-clock telephone service that lets existing customers use a push button phone to obtain prices, yields, performance information, account balances, and authorize certain transactions.

Calvert Money Controller

Calvert Money Controller eliminates the delay of mailing a check or the expense of wiring funds. You can request this free service on your application.

This service allows you to authorize electronic transfers of money to purchase or sell shares. You use Calvert Money Controller like an "electronic check" to move money ($50 to $300,000) between your bank account and your account in the Fund with one phone call. Allow one or two business days after the call for the transfer to take place; for money recently invested, allow normal check clearing time (up to 10 business days) before redemption proceeds are sent to your bank. All Calvert Money Controller transaction requests must be received by 4:00 p.m. Eastern time.

You may also arrange systematic monthly or quarterly investments (minimum $50) into your Calvert Group account. After you give us proper authorization, your bank account will be debited to purchase Fund shares. A debit entry will appear on your bank statement. Share purchases made through Calvert Money Controller will be subject to the applicable sales charge. If you would like to make arrangements for systematic monthly or quarterly redemptions from your Calvert account, call your broker or Calvert for a Money Controller Application.

Telephone Transactions

Calvert may record all telephone calls.

You may purchase, redeem, or exchange shares, wire funds and use Calvert Money Controller by telephone if you have pre-authorized service instructions. You automatically have telephone privileges unless you elect otherwise. The Fund, the transfer agent and their affiliates are not liable for acting in good faith on telephone instructions relating to your account, so long as they follow reasonable procedures to determine that the telephone instructions are genuine. Such procedures may include recording the telephone calls and requiring some form of personal identification. You should verify the accuracy of telephone transactions immediately upon receipt of your confirmation statement.

Optional Services

Complete the "Option" sections of the application for the easiest way to establish services.

The easiest way to establish optional services on your Calvert Group account is to select the options you desire when you complete your account application. If you wish to add other options later, you may have to provide us with additional information and a signature guarantee. Please call your broker or Calvert Investor Relations at 800-368-2745 for further assistance. For our mutual protection, we may require a signature guarantee on certain written transaction requests. A signature guarantee verifies the authenticity of your signature, and may be obtained from any bank, savings and loan association, credit union, trust company, broker-dealer firm or member of a domestic stock exchange. A signature guarantee cannot be provided by a notary public.

Householding of General Mailings

Householding reduces Fund expenses and save paper and trees for the environment.

If you have multiple accounts with Calvert, you may receive combined mailings of some shareholder information, such as semi-annual and annual reports. Please contact Calvert Investor Relations at 800-368-2745 to receive additional copies of information.

Special Services and Charges

The Fund pays for shareholder services but not for special services that are required by a few shareholders, such as a request for a historical transcript of an account. You may be required to pay a research fee for these special services.

If you are purchasing shares of the Fund through a program of services offered by a broker-dealer or financial institution, you should read the program materials in conjunction with this Prospectus. Certain features of the Fund may be modified in these programs, and administrative charges may be imposed for the services rendered.

Tax-Saving Retirement Plans

Contact Calvert Group for complete information kits discussing the plans, and their benefits, provisions and fees.

Calvert Group can set up your new account in the Fund under one of several tax-deferred plans. These plans let you invest for retirement and shelter your investment income from current taxes. Minimums may differ from those listed in the chart on page __. Also, reduced sales charges may apply. See "Exhibit A - Reduced Sales Charges."

Individual retirement accounts (IRAs): available to anyone who has earned income. You may also be able to make investments in the name of your spouse, if your spouse has no earned income.

Qualified Profit-Sharing and Money-Purchase Plans (including 401(k) Plans): available to self-employed people and their partners, or to corporations and their employees.

Simplified Employee Pension Plan (SEP-IRA): available to self-employed people and their partners, or to corporations. Salary reduction pension plans (SAR-SEP
IRAs) are also available to employers with 25 or fewer employees.

403(b)(7)  Custodial  Accounts:   available  to  employees  of  most  non-profit
organizations and public schools and universities.

HOW TO SELL YOUR SHARES

You may redeem all or a portion of your shares on any business day. Your shares will be redeemed at the next net asset value calculated after your redemption request is received and accepted. See below for specific requirements necessary to make sure your redemption request is accepted. Remember that the Fund may hold payment on the redemption of your shares until it is reasonably satisfied that investments made by check or by Calvert Money Controller have been collected (normally up to 10 business days).

Redemption Requirements To Remember

To ensure acceptance of your redemption request, please follow the procedures described here and below.

Once your shares are redeemed, the proceeds will normally be sent to you on the next business day, but if making immediate payment could adversely affect the Fund, it may take up to 7 days. Calvert Money Controller redemptions generally will be credited to your bank account on the first or second business day after your phone call. When the New York Stock Exchange is closed (or when trading is restricted) for any reason other than its customary weekend or holiday closings, or under any emergency circumstances as determined by the Securities and Exchange Commission, redemptions may be suspended or payment dates postponed. Minimum account balance is $1,000 per Fund, per class.

Please maintain a balance in your account of at least $1,000 per Fund, per class. If, due to redemptions, it falls below $1,000, your account may be closed and the proceeds mailed to you at the address of record. You will be given notice that your account will be closed after 30 days unless you make an additional investment to increase your account balance to the $1,000 minimum.

By Mail To:

Calvert Group
P.O. Box 419544
Kansas City, MO 64179-6544

You may redeem available funds from your account at any time by sending a letter of instruction, including your name, account and Fund number, the number of shares or dollar amount, and where you want the money to be sent. Additional requirements, below, may apply to your account. The letter of instruction must be signed by all required authorized signers. If you want the money to be wired to a bank not previously authorized, then a voided bank check must be enclosed with your letter. If you do not have a voided check or if you would like funds sent to a different address or another person, your letter must be signature guaranteed.

Type of Registration                                 Requirements

Corporations, Associations   Letter of instruction and corporate resolution,
                             signed by person(s) authorized to act on the account, accompanied by signature guarantee(s).

Trusts                       Letter of instruction signed by the Trustee(s)
                             (as Trustees), with a signature guarantee. (If the Trustee's name is not registered on your account, provide a copy of the trust document, certified within the last 60 days.)
By Telephone

Please call 800-368-2745. You may redeem shares from your account by telephone and have your money mailed to your address of record or wired to an address or bank you have previously authorized. A charge of $5 is imposed on wire transfers of less than $1,000. See "Telephone Transactions" on page ____. If for any reason you are unable to reach the Fund by telephone, whether due to mechanical difficulties, heavy market volume, or otherwise, you may send a written redemption request to the Fund by overnight mail, or, if your account is held through a broker, see "Through Your Broker" below.

Calvert Money Controller

Please allow sufficient time for Calvert Group to process your initial request for this service (normally 10 business days). Your request for a redemption by this service must be received by 4:00 p.m. Eastern time. Accounts cannot be closed by this service.

Exchange to Another Calvert Group Fund

You must meet the minimum investment requirement of the other Calvert Group Fund. You can only exchange between accounts with identical names, addresses and taxpayer identification number, unless previously authorized with a signature-guaranteed letter. See "Exchanges."

Systematic Check Redemptions

If you have an account with a balance of $10,000 or more, you may have up to two
(2) redemption checks for a fixed amount sent to you on the 15th of each month, simply by sending a letter with all information, including your account number, and the dollar amount ($100 minimum). If you would like a regular check mailed to another person or place, your letter must be signature guaranteed.

Through your Broker

If your account is held in your broker's name ("street name"), you should contact your broker directly to transfer, exchange or redeem shares.

DIVIDENDS AND TAXES

Each year, the Fund distributes substantially all of its net investment income and capital gains to shareholders.

Dividends from the Fund's net investment income are declared and paid annually. Net investment income consists of the interest income, profits from securities loans, net short-term capital gains, if any, and dividends, less expenses. Distributions of net long-term capital gains, if any, are normally declared and paid by the Fund once a year; however, the Fund does not anticipate making any such distributions unless available capital loss carryovers have been used or have expired. Dividend and distribution payments will vary between classes because of different fees. Dividend payments are anticipated generally to be higher for Class A shares.

Dividend Payment Options

Dividends and distributions are automatically reinvested in additional shares, unless on the account application you request to have them paid to you in cash (by check or by Calvert Money Controller). You may also request to have your dividends and distributions from the Fund invested at net asset value ("NAV") in shares of any other Calvert Group Fund. If you choose to have them reinvested in the same Fund, the new shares will be purchased at the NAV (no sales charge) on the reinvest date, which is generally 1 to 3 days prior to the payment date. You must notify the Fund in writing prior to the record date if you want to change your payment options. If you elect to have dividends and/or distributions paid in cash, and the U.S. Postal Service cannot deliver the check, or if it remains uncashed for six months, it, as well as future dividends and distributions, will be reinvested in additional shares.

"Buying a Dividend"

At the time of purchase, the share price of the Fund may reflect undistributed income, capital gains or unrealized appreciation of securities. Any income or capital gains from these amounts which are later distributed to you are fully taxable as dividends or capital gains distributions. On the record date for a distribution, the Fund's per share value is reduced by the amount of the distribution. If you buy shares just before the record date ("buying a dividend") you will pay the full price for the shares and then receive a portion of the price back as a taxable distribution.

Federal Taxes

The Fund normally distributes all net income and capital gain to shareholders. These distributions are taxable to you regardless of whether they are taken in cash or reinvested. Distributions of net investment income are taxable as ordinary income; distributions of long-term capital gains are taxable as long-term capital gains regardless of how long you have held the shares. Dividends and distributions declared during October, November or December and paid in January of the following year are taxable in the year they are declared. The Fund will mail you Form 1099-DIV in January indicating the federal tax status of your dividends. If distributions exceed the Fund's net investment income and capital gain for the year, the excess will reduce your tax basis for your shares in the Fund.

You may realize a capital gain or loss when you sell or exchange shares.

If you sell or exchange your Fund shares you will have a short or long-term capital gain or loss, depending on how long you owned the shares which were sold. In January, the Fund will mail you Form 1099-B indicating the proceeds from all sales, including exchanges. You should keep your annual year-end account statements to determine the cost (basis) of the shares to report on your tax returns.

Taxpayer Identification Number, Back-up Withholding

If we do not have your correct Social Security or Taxpayer Identification Number ("TIN") and a signed certified application or Form W-9, federal law requires the Fund to withhold 31% of your dividends, capital gain distributions, and redemptions. In addition, you may be subject to a fine. You will also be prohibited from opening another account by exchange. If this TIN information is not received within 60 days after your account is established, your account may be redeemed at the current NAV on the date of redemption. The Fund reserves the right to reject any new account or any purchase order for failure to supply a certified TIN.

EXHIBIT A

REDUCED SALES CHARGES (CLASS A ONLY)

You may qualify for a reduced sales charge through several purchase plans available. You must notify the Fund at the time of purchase to take advantage of the reduced sales charge.

Right of Accumulation. The sales charge is calculated by taking into account not only the dollar amount of a new purchase of shares, but also the higher of cost or current value of shares previously purchased in Calvert Group Funds that impose sales charges. This automatically applies to your account for each new purchase.

Letter of Intent. If you plan to purchase $50,000 or more of Fund shares over the next 13 months, your sales charge may be reduced through a "Letter of Intent." You pay the lower sales charge applicable to the total amount you plan to invest over the 13-month period, excluding any money market fund purchases. Part of your shares will be held in escrow, so that if you do not invest the amount indicated, you will have to pay the sales charge applicable to the smaller investment actually made. For more information, see the Statement of Additional Information.

Group Purchases. If you are a member of a qualified group, you may purchase shares of the Fund at the reduced sales charge applicable to the group taken as a whole. The sales charge is calculated by taking into account not only the dollar amount of the shares you purchase, but also the higher of cost or current value of shares previously purchased and currently held by other members of your group.

A "qualified group" is one which (i) has been in existence for more than six months, (ii) has a purpose other than acquiring Fund shares at a discount, and
(iii) satisfies uniform criteria which enable CDI and dealers offering Fund shares to realize economies of scale in distributing such shares. A qualified group must have more than 10 members, must be available to arrange for group meetings between representatives of CDI or dealers distributing the Fund's shares, must agree to include sales and other materials related to the Fund in its publications and mailings to members at reduced or no cost to CDI or dealers, and must seek to arrange for payroll deduction or other bulk transmission of investments to the Fund.

Pension plans may not qualify participants for group purchases; however, such plans may qualify for reduced sales charges under a separate provision (see below). Members of a group are not eligible for a Letter of Intent.

Retirement Plans Under Section 457, Section 403(b)(7), or Section 401(k). There is no sales charge on shares purchased for the benefit of a retirement plan underSection 457 of the Internal Revenue Code of 1986, as amended ("Code"), or for a plan qualifying under Section 403(b)(7) of the Code if, at the time of purchase, Calvert Group has been notified in writing that the 403(b)(7) plan has at least 200 eligible employees. Furthermore, there is no sales charge on shares purchased for the benefit of a retirement plan qualifying under Section 401(k) of the Code if, at the time of such purchase, the 401(k) plan administrator has notified Calvert Group in writing that a) its 401(k) plan has at least 200 eligible employees; or b) the cost or current value of shares the plan has in Calvert Group of Funds (except money market funds) is at least $1 million.

Neither the Fund, nor CDI, nor any affiliate thereof will reimburse a plan or participant for any sales charges paid prior to receipt of such written communication and confirmation by Calvert Group. Plan administrators should send requests for the waiver of sales charges based on the above conditions to:
Calvert Group Retirement Plans, 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814.

Other Circumstances. There is no sales charge on shares of any fund (portfolio or series) of the Calvert Group of Funds sold to: (1) current and retired members of the Board of Trustees/Directors of the Calvert Group of Funds, (and the Advisory Council of the Calvert Social Investment Fund); (2) directors, officers and employees of the Advisor, Distributor, and their affiliated companies; (3) directors, officers and registered representatives of brokers distributing the Fund's shares; and immediate family members of persons listed in (1), (2), or (3) above; (4) dealers, brokers, or registered investment advisors that have entered into an agreement with CDI providing specifically for the use of shares of the Fund (Portfolio or Series) in particular investment programs or products (where such program or product already has a fee charged therein) made available to the clients of such dealer, broker, or registered investment advisor; (5) trust departments of banks or savings institutions for trust clients of such bank or savings institution; and (6) purchases placed through a broker maintaining an omnibus account with the Fund (Portfolio or Series) and the purchases are made by (a) investment advisors or financial planners placing trades for their own accounts (or the accounts of their clients) and who charge a management, consulting, or other fee for their services; or (b) clients of such investment advisors or financial planners who place trades for their own accounts if such accounts are linked to the master account of such investment advisor or financial planner on the books and records of the broker or agent; or (c) retirement and deferred compensation plans and trusts, including, but not limited to, those defined in Section 401(a) or Secition 403(b) of the I.R.C., and (rabbi trusts.)

Dividends and Capital Gain Distributions from other Calvert Group Funds. You may prearrange to have your dividends and capital gain distributions from another Calvert Group Fund with a sales charge automatically invested in another account with no additional sales charge. Dividends and distributions from Calvert Group money market funds used to purchase shares of the Fund will not be subject to the applicable sales charge.

Reinstatement Privilege. If you redeem Fund shares and then within 30 days decide to reinvest in the same Fund, you may do so at the net asset value next computed after the reinvestment order is received, without a sales charge. You may use the reinstatement privilege only once. The Fund reserves the right to modify or eliminate this privilege.


To Open an Account:
     800-368-2748                                              Prospectus
                                                               July 31, 1995

                                                               THE CALVERT FUND
                                                               Calvert Strategic
                                                               Growth Fund

Performance and Prices:
Calvert Information Network
24 hours, 7 days a week
800-368-2745

Service for Existing Account:
     Shareholders        800-368-2745
     Brokers             800-368-2746

TDD for Hearing Impaired:
     800-541-1524

Branch Office:
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814

Registered, Certified
or Overnight Mail:
Calvert Group
c/o NFDS, 6th Floor
1004 Baltimore
Kansas City, MO 64105

PRINCIPAL UNDERWRITER
Calvert Distributors, Inc.
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814

Table of Contents

Fund Expenses
Investment Objective and Policies
Investment Principles
Investment Techniques and Risks
Social Screens
Total Return
Management of the Fund
SHAREHOLDER GUIDE:
Alternative Sales Options
How to Buy Shares
Net Asset Value
When Your Account Will Be Credited
Exchanges
Other Calvert Group Services
How to Sell Your Shares
Dividends and Taxes
Exhibit A - Reduced Sales Charges